EXHIBIT 10.4

J. David Gowdy, President                              September 25, 2002
Freedom Oil & Gas, Inc.
1340 South Main Street, Suite 190
Grapevine, TX  76051

Re:  Amended and Restated Letter of Agreement

Dear David:

     The purpose of this letter agreement ("Letter") is to set forth the amended and restated agreements between Freedom Oil & Gas, Inc., a

     Nevada Corporation ("Freedom"), and Hewitt Energy Group, LLC, a Utah limited liability company and successor in interest to Hewitt Energy Group, Inc., a Nevada corporation ("HEG"). These agreements relate to the acquisition by Freedom of certain oil and gas properties and leases in exchange for the assumption by Freedom of certain associated obligations of HEG and the payment of other good and valuable consideration, all on the terms and subject to the conditions set forth below (the "Transactions"). This Letter supercedes and replaces in its entirety our previous Letter of Agreement dated July 10, 2002, as follows:

1.  Sanpete Prospect

     On the terms and subject to the conditions to be set forth in the definitive conveyances and related documents (the "Definitive Documents"), HEG hereby grants to Freedom, and Freedom hereby accepts from HEG, all of HEG's rights under the Farmout Agreement dated July 1, 2002 by and among HEG, Cimarron Operating Company, LLC and Paradise Energy, LLC (the "Farmout Agreement"), excepting and reserving to HEG, however, all of its rights in the Subject Lands located in Township 14 South, Range 2 East, SLB&M, Sanpete County, Utah (Sections 21, 22, 27, 28, 33, 34 and 35).

2.  WINN Leases

     The terms and conditions set forth in the July 10, 2002 Letter with respect to the assignments of working interests in the Liberty #1 and Liberty #2 Wells to be drilled by Freedom on the WINN Leases have been superceded and replaced in their entirety by the Agreement dated September 24, 2002, between and among HEG, Freedom, Mountain Home Petroleum, Inc. ("MHP") and Liberty #1, LLC, establishing the Liberty AMI.

3.  El Grande Prospect

     The terms and conditions set forth in the July 10, 2002 Letter with respect to the proposed acquisition by Freedom of the El Grande Prospect located in Faulkner County, Arkansas, have been superceded and replaced in their entirety by the definitive Purchase and Sale
Agreement dated effective as of September 9, 2002, and the exhibits thereto.

4.  Joint Operating Agreements

     At such time as any exploratory, development or other operations are proposed by any party owning a working interest any well, drill-site, lease or lands in any Prospect described under this Letter Agreement, the Parties shall negotiate and enter into a joint operating agreement covering their future working relationship with respect to their joint interests in such Prospect and naming Freedom, or a mutually acceptable third party contractor, as the operator of their combined interests. Such agreement shall be substantially in the form of the 1984 (or newer) AAPL Model Form 610 Joint Operating Agreement.
Freedom further agrees to allocate to HEG, to the maximum extent allowable under applicable tax and accounting standards, all credits for intangible drilling expenses and other tax deductions or credits associated with or relating to exploratory, development or production operations on the Prospects.

5.  Consideration.

     (a) As consideration for the Transactions, including without limitation Freedom's share of the facilitation fee payable by HEG to Alexander & Wade, Freedom has instructed The Majestic Companies LTD ("Majestic") to issue, and Majestic has issued 6,200,000 shares of its fully paid Series A Preferred Stock to HEG's former shareholders and other persons designated by HEG in the proportions set forth in the written instructions provided by HEG ("Shares"). As soon as practical following the approval by the SEC of Majestic's replacement preliminary 14(c) information statement filed September 13, 2002, Majestic will issue replacement certificates evidencing five shares of its common stock for each share of its Series A Preferred Stock. Not later than December 31, 2002, Freedom further agrees to cause Majestic to file a registration statement with the Securities and Exchange Commission, pursuant to an SB-2 or other filing, that will allow all of the Shares (as converted to shares of Majestic's common stock) to be freely traded.

     (b) As additional consideration for the Transactions, Freedom shall pay HEG one hundred thousand dollars ($100,000), of which ten thousand dollars ($10,000) has been paid, with an additional fifteen thousand dollars ($15,000) due and payable on or before October 5, and additional payments of twenty five thousand dollars ($25,000) each due and payable on or before November 5, 2002, December 5, 2002 and December 31, 2002.

     (c) As additional consideration for the Transactions, Freedom hereby assumes and agrees to fully and timely perform all of HEG's obligations specified in the Farmout Agreement, and agrees to timely exercise by performance all options and to further perform all other duties of HEG under the Farmout Agreement (collectively, the "Obligations"). Freedom agrees that if it does not intend to timely perform any Obligation or reasonably believes it will be unable to timely perform any Obligation, it will give HEG not less than sixty days' written notice prior to the date the Obligation is to be completed and HEG will have the right, but not the obligation, to perform the Obligation. Further, if Freedom has not commenced any Obligation and the expiration date of said Obligation is thirty days or less in the future, HEG retains the right, but not the obligation, to perform the Obligation.

     (d) In the event Freedom fails to timely perform any Obligation pursuant to subparagraph (c) above, Freedom will retain only those rights, if any, that it has earned under the terms of the Farmout Agreement and this Letter Agreement, and HEG will retain all remaining rights under the Farmout Agreement.

     (e) Freedom further agrees to reimburse HEG for all of its costs incurred in connection with the Transactions, including without limitation all leasehold expenses, title and curative work and legal expenses.

     6. No Other Agreements. HEG and Freedom acknowledge and agree that this Letter Agreement supercedes and replaces in their entirety any and all prior oral or written representations, understandings or agreements between them. HEG and Freedom further represent and agree that neither of them is or has been represented by any broker or finder in connection with this Letter Agreement or the Transactions described herein, and that no third party (other than the parties to the documents specifically referred to herein) has any rights of any kind whatsoever with respect to the subject matter of this Letter Agreement.

     7. Assignments. Neither HEG, MHP, or Freedom may assign all or any portion of its rights under this Letter to any other person without the express prior written consent of the other party.

     If the foregoing accurately describes our mutual understandings and agreements, please sign and date the attached original copy of this Letter.

Very truly yours,

HEWITT ENERGY GROUP, LLC


By: /S/ Douglas C. Hewitt
     Douglas C. Hewitt, Manager

AGREED TO AND ACCEPTED

This 26th day of September 2002:

FREEDOM OIL & GAS, INC.

By: /S/ J. David Gowdy
 J. David Gowdy, President